PRIVATE PLACEMENT AGENT AGREEMENT

AGREEMENT made as of the [                    ], by and between Partners Group Private Equity (TEI), LLC, a Delaware limited liability company (the “Fund”) and Foreside Fund Services, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (“Foreside” or the “Placement Agent”).

WHEREAS, units in the Fund (“Units”) have not been registered under the Securities Act of 1933 (as amended, the “Act”) and it is intended that Units shall not be required to be registered under the Act by virtue of the exemption afforded by Section 4(2) thereof and Rule 506 under Regulation D thereunder;

WHEREAS, the Fund has been registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Partners Group (USA) Inc. (the “Investment Adviser”) serves as investment adviser to Partners Group Private Equity (Master Fund), LLC (the “Master Fund”);

WHEREAS, investments in the Fund will be made upon the terms and subject to the conditions set forth in the Private Placement Memorandum of the Fund (as amended from time to time, the “Offering Memorandum”);

WHEREAS, the Fund desires to retain Foreside to advise, consult with and assist the Fund with the private placement of Units; and

WHEREAS, this Agreement sets forth the terms and conditions upon which Foreside will serve as private placement agent for the Fund;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

SECTION 1.	OFFERING OF UNITS; FORESIDE’S DUTIES

(a)           Foreside is hereby authorized, as the Fund’s private placement agent to sell the Units during the term of this Agreement and subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the laws governing the sale of securities in the various states (the “Blue Sky Laws”).  Notwithstanding anything to the contrary in this Agreement, only officers or employees of the Investment Adviser shall solicit potential investors, distribute marketing materials, subscription and other materials to potential investors, or otherwise service or assist in the offering of the Units during the term of this Agreement.  The Placement Agent shall use commercially reasonable efforts to identify U.S.-domiciled “Institutional Investors” (as defined in Section 2211(a)(3) of the Rules of the Financial Industry Regulatory Authority (“FINRA”)) and certain qualified investors, who are “U.S. Persons” (as defined in Rule 902(k) under the Act), “accredited investors” (as defined in Rule 501(a) under the Act), and meet other eligibility standards set forth in the Offering Memorandum, as amended or supplemented from time to time (investors meeting all of the foregoing qualifications, “Eligible Investors”).  The provisions of this paragraph do not obligate Foreside to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate Foreside to sell any particular number of Units.

(b)           Subject to applicable law and as requested by the Fund, the Placement Agent shall enter into agreements (“Sub-Placement Agent Agreements”) with financial intermediaries (each a “Financial Intermediary” and collectively, “Financial Intermediaries”).

(c)           The Placement Agent shall devote such time and personnel as it, in its discretion, deems appropriate, and shall not be required to devote any minimum amount of time or personnel, or raise any minimum amount of funds, in connection with its services hereunder.

(d)           The Placement Agent agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and, if required by law and/or regulation, shall file with appropriate regulators such advertising materials and sales literature.  The Placement Agent agrees to furnish to the Client any comments provided by regulators with respect to such materials.

(e)           This Agreement shall not be deemed to restrict or limit the ability of the Placement Agent and its affiliates to provide other services to the Fund or its affiliates or to receive compensation for such services.

(f)           All subscriptions for Units obtained by Foreside shall be directed to the Fund for acceptance and shall not be binding on the Fund until accepted by it.  The Fund shall have the right to accept or reject any subscription in accordance with the terms of its governing documents and its Offering Memorandum.  The Fund shall give notice of such determination to the individual subscriber and the Placement Agent.  No interest will be paid to subscribers on rejected subscriptions.

(g)           The Placement Agent shall be held harmless and shall incur no liability whatsoever in the event that the purchase of Units under such subscription is not consummated due to any action or omission of the subscriber, the Fund, or any other reason other than the willful misfeasance, bad faith or gross negligence of the Placement Agent.  The Placement Agent shall not have any obligation to purchase any of the Units as principal under any circumstances.

(h)           Foreside is authorized to rely, without investigation, on any representation, certification, averment or other statement made by the Fund, the Investment Adviser, a Financial Intermediary selected by the Investment Adviser and/or the applicable investor in or in connection with any request for a Subscription Agreement (or similar document) or otherwise in connection with a subscription for Units, including (without limitation) with respect to (i) whether the prospective investor is qualified and eligible to invest in the Fund, (ii) whether any entity acting as an “underwriter” (as such term is defined in the Act) for the Fund, including any Financial Intermediary, has a pre-existing relationship with such prospective investor, and (iii) whether the prospective investor is purchasing the Units with the intention not to re-sell such Units.  Foreside agrees that it will not conduct, and will not authorize or permit its registered representatives to conduct, a general solicitation or general advertising (as such terms are defined in Regulation D) with respect to the Units.

(i)           The activities that are conducted by Foreside with respect to the Fund shall be undertaken only in accordance with the terms and conditions set forth in the Offering Memorandum, applicable laws and regulations, and the terms of this Agreement.  Each prospective Eligible Investor will be required to execute and deliver a Subscription Agreement to the Fund in connection with their initial subscription for Units.  The Fund shall furnish copies of the Offering Memorandum and the Subscription Agreement to Foreside under separate cover and further additional copies will be sent to Foreside in reasonable quantities upon Foreside’s request.  Foreside shall have no obligation to engage in any activities under this Agreement until final copies of the Offering Memorandum are delivered and approved by Foreside, which approval shall not be unreasonably withheld or delayed.

(j)           Foreside and its registered representatives shall offer the Units only to Eligible Investors, and Foreside agrees not to offer any Units, or enter any arrangement regarding the purchase of any Units in any jurisdiction in which the Fund is not permitted to offer its Units, provided that the Fund or the Investment Adviser has provided Foreside in advance with a list of jurisdictions in which such offering may not be made.

SECTION 2.	COMPLIANCE WITH APPLICABLE SECURITIES LAWS

(a)           With respect to their respective activities under this Agreement, Foreside and the Fund each agree that it will comply with the applicable requirements of (i) the Act (including Regulation D), (ii) the 1940 Act, (iii) the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including all regulations, rules and releases under all such statutes), (iv) the Blue Sky Laws of the state or jurisdiction in which such sale is made and (v) with respect to Foreside, with all applicable rules and regulations of FINRA.  In connection with the foregoing, Foreside agrees to comply with such procedures as may be necessary in order that no act or omission to act by Foreside in connection with the Fund’s offering of Units shall cause to become unavailable the exemption from registration of the Units under the Act provided by Section 4(2) thereof and Rule 506 of Regulation D thereunder.

Neither Foreside nor its registered representatives will give any information or make any representation other than those contained in (i) the Offering Memorandum or (ii) any sales literature, performance reports, financial statements and other written materials provided by or on behalf of the Fund in connection with the placement of Units (all such materials except the Offering Memorandum being collectively referred to as “Related Offering Materials”).

(b)           Units in the Fund will be offered on a private placement basis to Eligible Investors only.  Neither the Fund nor any person acting on its behalf, shall offer or sell Units by any form of general solicitation or general advertising, including, without limitation, the methods described in Rule 502(c) of Regulation D under the Act.

(c)           The Fund shall prepare the Offering Memorandum and the application for Units to be used in connection with all subscriptions (the “Subscription Application”).  During the continuous offering, the Fund will deliver to the Placement Agent, without charge, at its principal place of business, as many copies of the foregoing documents as the Placement Agent may reasonably request.

(d)           The Fund shall extend to prospective investors an opportunity, prior to purchase of any Units, to ask questions and receive answers concerning the Fund and the terms and conditions of the offering, and to obtain such additional information as the prospective investor may consider necessary in making an informed investment decision.

(e)           The Placement Agent may rely upon advice given by the Fund and the Fund’s counsel, from time to time, as to the legality of, and any restrictions placed on, the offer or sale of Units in jurisdictions where Units are or may be offered.  Subject to the foregoing and other provisions of this Agreement, the Placement Agent is responsible for complying with all applicable U.S. federal and state laws, rules and regulations directly applicable to the Placement Agent in offering and selling Units in any U.S. jurisdiction, including applicable rules of the FINRA.

(f)           The Fund agrees that no Units shall be offered in any jurisdiction outside of the United States (a “Foreign Jurisdiction”) unless

(i)           The Fund obtains prior written approval from Foreside.

(ii)           The Fund notifies Foreside in writing of any contemplated offering in a Foreign Jurisdiction, in each case setting forth the following information:  (A)  name of the Fund; (B) the applicable Foreign Jurisdiction; (C) whether, and, if so, with which regulatory authorities the Fund may need to be registered; (D) to whom Units in the Fund   are proposed to be offered; (E) the location(s) from which the offering activities are proposed to be conducted and the scope of such activities; (F) whether the Fund will be offered or sold to investors or intended investors through agents that are licensed to do the same in the applicable Foreign Jurisdiction; and (G) such other information, including legal analysis, as Foreside may reasonably deem relevant.

(iii)           The Fund shall certify to Foreside that, based on the activity of registered representatives employed by the Investment Adviser in the applicable foreign jurisdiction, the Fund has taken all necessary action to comply with the laws and regulations of such foreign jurisdiction (“Foreign Laws and Regulations”) to offer and sell its Units in the applicable foreign jurisdiction including registration of such Units, if required.  The Fund must also provide Foreside with written confirmation from outside counsel stating that, provided that Fund has complied with the applicable Foreign Laws and Regulations, such Foreign Laws and Regulations do not require registration or any other action by Foreside with respect to that foreign jurisdiction.

(iv)           Foreside reserves the right to restrict or prohibit any offering in a Foreign Jurisdiction as Foreside reasonably deems necessary, in consultation with the Fund, to comply with applicable law.

(v)           The Fund represents that it has in place policies and procedures to comply with the laws, rules and regulations of any Foreign Jurisdiction governing private offerings of the Fund.

SECTION 3.	STATE BLUE SKY QUALIFICATION

The Fund will be responsible for ensuring that any notices or filings, that are necessary for the purposes of achieving an exemption from registration of the Units under the Blue Sky Laws as may be applicable in connection with the transactions contemplated by this Agreement, are made, including the filing of documents with the SEC and relevant states.  The Fund will furnish any required consent to service of process in connection therewith.

The Fund or the Investment Adviser shall advise Foreside from time to time concerning the states and other jurisdictions in which solicitations of Eligible Investors by or on behalf of the Fund may be made under the applicable Blue Sky Laws.  Upon request by Foreside, the Fund or the Investment Adviser shall provide evidence of qualification of Units in each applicable state or jurisdiction.  The Fund shall reasonably endeavor to ensure that any individual who solicits Eligible Investors in the Fund is either (i) registered with Foreside or (ii) otherwise appropriately licensed or registered in the appropriate jurisdictions before any solicitation is made in such jurisdiction.

SECTION 4.	INDEPENDENT AGENT

In performing its duties hereunder, Foreside shall be regarded as an independent agent.  Except as specifically contemplated by Section 1(b) of this Agreement, Foreside shall not have any right or authority to create any obligations of any kind on behalf of either the Fund or the Investment Adviser and shall make no representation to any third party to the contrary.  Foreside may provide services similar to those provided under this Agreement for any other person or entity on such terms as may be arranged with such person or entity, and Foreside shall not be required to disclose to the Fund or the Investment Adviser any fact or thing that may come to the knowledge of Foreside in the course of so doing.

SECTION 5.	CONFIDENTIALITY

(a)           Foreside agrees to treat all records and other information related to the Fund (including but not limited to that described in Section 5(b) below) as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that, to the extent consistent with applicable law and regulation, Foreside may (i) provide information to Foreside’s counsel and to persons engaged by the Fund or the Investment Adviser to provide services with respect to the Fund; (ii) identify, if approved in writing by the Investment Adviser, the Investment Adviser as a client of Foreside for Foreside’s sales and marketing purposes; and (iii) release information as approved in writing by the Fund or its authorized agents, provided, however, that Foreside may release information without such approval if such information is requested pursuant to, or required by, law, regulation, legal process or regulatory authority; provided, further, however, that, in such event, Foreside shall endeavor promptly to advise the Fund of such request or requirement, to the extent practicable in advance of any actual release of information.

(b)           Without limitation of the obligations of Foreside under Section 5(a) above, Foreside acknowledges that any Unitholder list and all information related to investors or prospective investors furnished to or assembled by Foreside in connection with this Agreement constitutes proprietary information of substantial value to the Fund and the Investment Adviser.  Foreside agrees to treat, and to require its employees to treat, all such information as proprietary to the Fund and the Investment Adviser and further agrees that it shall not divulge any such information to any person or organization except as may be directed in writing by the Fund.

(c)           Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 5 the following information shall not be deemed confidential information: (i) information that was known to Foreside before receipt thereof from or on behalf of the Fund; (ii) information that is disclosed to Foreside by a third person whom Foreside reasonably believes has a right to make such disclosure without any obligation of confidentiality to the Fund; (iii) information that becomes generally available to the public without violation of this Agreement by Foreside; or (iv) information that is independently developed by Foreside, or those of its employees or affiliates to whom such information was not disclosed, and without reference to the Fund’s information.

SECTION 6.	TERMINATION

(a)           This Agreement shall become effective as of the date first set forth above and shall remain in effect until the second anniversary thereof.  Thereafter, this Agreement shall continue in effect from year to year, provided that each such continuance is approved by the Board of Managers, including the vote of a majority of the Board of Managers who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund.

(b)           After this Agreement is effective, any party may terminate it (with or without cause) by at least thirty (30) days’ advance written notice to the other parties.  Without limiting the generality of the foregoing, Foreside’s exclusion from or suspension by FINRA will automatically terminate this Agreement without notice.  The provisions of Sections 5, 9, 10 and  11 shall survive any termination of this Agreement. This Agreement shall terminate automatically in the event of its “assignment” as such term is defined by the 1940 Act and the rules thereunder.

SECTION 7.	REPRESENTATIONS OF FORESIDE

Foreside represents and warrants to the Fund that:

(a)           It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the State of Maine;

(b)           It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(c)           All requisite limited liability company actions have been taken to authorize it to enter into and perform this Agreement;

(d)           It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(e)           This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(f)           It is registered under the 1934 Act with the SEC as a broker-dealer, it is a member in good standing of FINRA, it will abide by all applicable laws, rules and regulations, including without limitation the rules and regulations of FINRA and the SEC, and it will immediately notify the Fund if any regulatory actions are instituted against it by the SEC, any state or FINRA, or its membership in FINRA or registration in any state is terminated or suspended.  It is registered pursuant to the Blue Sky Laws of all States and territories of the United States to the extent necessary to permit it to offer Units in all such States and territories.

SECTION 8.	DUTIES AND REPRESENTATIONS OF THE FUND

(a)           The Fund shall furnish to Foreside copies of the Offering Memorandum, the Subscription Agreement, and supplements or amendments thereto, and all financial statements and other documents to be delivered to Unitholders or investors at least three business days prior to such delivery and shall otherwise cooperate with reasonable requests for documents or other information by Foreside in connection with its activities hereunder.  The Fund shall make available to Foreside the number of copies of such materials as Foreside shall reasonably request.  The Fund recognizes and confirms that in performing the services contemplated by this Agreement, Foreside does not assume responsibility for the accuracy or completeness of the documents described herein, and Foreside will not make an appraisal of any of the assets owned or managed by the Fund or the Investment Adviser.

(b)           The Fund represents and warrants to Foreside that:

(i)            It is organized and existing and in good standing under the laws of the jurisdiction of its organization;

(ii)            It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iii)           All proceedings required by its organizational documents have been taken to authorize it to enter into and perform its duties under this Agreement;

(iv)           Pursuant to its organizational documents, the Fund is authorized to issue an unlimited number of Units in the Fund.  The liability of each holder of Units in the Fund for the losses, debts and obligations of the Fund, whether arising in contract, tort or otherwise, shall generally be limited to the holder’s capital contribution to the Fund.

(v)           This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)           The Units have not been and will not be registered under the Act or the Blue Sky Laws of any state of the United States or any other jurisdiction.  The Units have been authorized for sale as contemplated by the Offering Memorandum.  Once payment is received, the Units issued will conform to the description contained in the Offering Memorandum, as amended or supplemented.  The offer and sale of the Units in the manner contemplated by this Agreement and the Offering Memorandum will be exempt from the registration requirements of the Act pursuant to Section 4(2) thereof and Regulation D thereunder.  All statements of fact contained or to be contained in the Offering Memorandum are or will be true and correct in all material respects at the time indicated and the Offering Memorandum will not at any time include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Units;

(vii)          The Fund has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering laws and regulations, including a customer identification program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control;

(viii)         The Units will not be offered in jurisdictions outside of the United States, except as permitted under Section 2(f) of this Agreement; and

(ix)            The Units will be offered and sold only to Eligible Investors.

(c)            The Fund shall, at its expense, amend or supplement the Offering Memorandum if, at any time, an amendment or supplement is necessary to comply with applicable laws, or is necessary to correct any materially untrue statement in the Offering Memorandum or to eliminate any material omission therein or any omission therein which makes any of the statements therein materially misleading. The Fund shall notify Foreside promptly (i) upon discovery of any untrue statement of a material fact in the Offering Memorandum or an omission to state therein a material fact required or necessary to make the statements therein not misleading, and/or (ii) of the occurrence of any event or change in circumstances, of which the Fund is aware or reasonably should be aware, that results in the Offering Memorandum containing an untrue statement of a material fact or omitting to state therein a material fact required or necessary to make the statements therein not misleading.

The Fund shall not amend the Offering Memorandum without giving Foreside notice reasonably in advance of its effectiveness; provided, however, that nothing contained in this Agreement shall, in any way limit the Fund’s right to amend the Offering Memorandum as the Fund may deem advisable.

(d)           The Fund shall advise Foreside promptly: (i) of any request by the SEC or any state securities examiner for amendments to the Offering Memorandum or for additional information related to the Fund; (ii) in the event of the issuance by the SEC or any state securities examiner of any stop order suspending the use of the Offering Memorandum or the initiation of any proceedings for that purpose; (iii) of the happening of any material event, of which the Fund is aware or reasonably should be aware, that makes untrue any statement made in the Fund’s then current Offering Memorandum or which requires the making of a change in such document(s) in order to make the statements therein not misleading; (iv) of all action of the SEC or any state securities examiner with respect to any amendments to the Fund; and (v) any litigation or written threat of litigation, of which the Fund is aware or reasonably should be aware, by any person relating to the offering of Units.

(e)           Subject to the duties assigned to Foreside under this Agreement, the Fund shall bear full responsibility for conducting its operations and affairs (including the preparation of the Fund’s governing documents, the Offering Memorandum, the Subscription Application, and all Related Offering Materials) in compliance with applicable laws, including (i) those governing the private placement of Units in accordance with Regulation D under the Act; (ii) the 1940 Act, and rules thereunder, (iii) any relevant provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder, and (iv) other applicable laws, rules and exemptions, such as (if applicable) Rule 4.5 under the Commodity Exchange Act, as amended.  All restrictions relevant to the offering of Units as may be necessary or appropriate in light of the foregoing at any time shall be set forth in the most recent version of the Offering Memorandum provided to Foreside by the Fund.

(f)           Except as otherwise expressly provided in this Agreement, Foreside shall be under no duty to comply with or take any action as a result of any amendment to the Fund’s governing documents, the Offering Memorandum, the Subscription Application, any Related Offering Materials or any Fund policy.  No such amendment that is materially adverse to or imposes materially different or additional duties upon the Placement Agent may be made unless Foreside expressly consents thereto in advance in writing.  The Fund will submit to Foreside for approval prior to use, the Offering Memorandum, any amendment or supplement thereto, and any other Related Offering Materials or documents distributed to Fund investors or potential investors (whether or not as part of the Placement) in which Foreside is mentioned.

SECTION 9.	STANDARD OF CARE

(a)           Foreside shall be under no duty to take any action under this Agreement except as specifically set forth herein or as may be specifically agreed to by Foreside in a written amendment to this Agreement.

(b)           Neither Foreside nor any other Foreside Indemnitee (as defined in Section 10) shall be liable for any action taken or for any failure to take an action based on reasonable reliance upon:

(i)           the written instructions of the Fund (including an officer of the Fund), or of counsel to the Fund; for purposes of this clause, procedures adopted by Foreside related to the implementation by Foreside of its obligations hereunder and the other activities contemplated to be taken by Foreside hereunder (acting individually or through its registered representatives) that have been reviewed and approved by the Fund or counsel to the Fund shall be deemed to be written instructions of the Fund or counsel to the Fund;

(ii)           any written instruction or certified copy of any resolution of the Board of directors, trustees or managers of the Investment Adviser or the Fund, and Foreside may rely upon the genuineness of any such document or copy thereof reasonably believed by Foreside to have been validly executed; or

(iii)           any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by Foreside to be genuine and to have been signed or presented by the Investment Adviser or the Fund or other proper party or parties;

and Foreside shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside reasonably believes to be genuine.

(c)           Notwithstanding anything in this Agreement to the contrary, Foreside shall be liable to the Fund and any of the Fund’s Unitholders only for any damages arising out of Foreside’s failure to perform its duties under this Agreement to the extent such damages were caused by Foreside’s willful misfeasance, gross negligence or reckless disregard in the performance of such duties.

(d)           Foreside shall not be liable for the delays or errors of other service providers to the Fund, including the failure by any such service provider to provide information to Foreside when they have a duty to do so (irrespective of whether that duty is owed specifically to Foreside or a third party).

SECTION 10.	INDEMNIFICATION

(a)           Notwithstanding anything in this Agreement to the contrary, Foreside shall not be responsible for, and the Fund will indemnify, defend and hold Foreside, its employees, agents, directors and officers and any person who controls Foreside within the meaning of section 15 of the Act or section 20 of the 1934 Act (the “Foreside Indemnitees”) free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) that any Foreside Indemnitee may incur, under the Act, the 1940 Act, the 1934 Act or under common law or otherwise, arising out of or based upon (collectively, “Foreside Claims”):

(i)           any material action (or omission to act) of Foreside or its agents taken in connection with this Agreement; provided that such action (or omission to act) is taken without willful misfeasance, gross negligence or reckless disregard by Foreside of its duties and obligations under this Agreement;

(ii)           any untrue or alleged untrue statement of a material fact contained in the Offering Memorandum or Related Offering Materials or any omission or alleged omission to state a material fact required to be stated in the Offering Memorandum or Related Offering Materials or necessary to make the statements in any the Offering Memorandum or Related Offering Materials not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund in connection with the preparation of such Fund’s Offering Memorandum or Related Offering Materials by or on behalf of Foreside;

(iii)           any material breach of the agreements, representations, warranties and covenants by the Fund and the Investment Adviser in this Agreement; or

(iv)           the reliance on or use by Foreside or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Fund or the Investment Adviser.

(b)           The Fund may assume the defense of any suit brought to enforce any Foreside Claim and may retain counsel of good standing chosen by such Fund and approved by the relevant Foreside Indemnitee(s), which approval shall not be withheld unreasonably.  The Fund shall advise the Foreside Indemnitee(s) that it will assume the defense of the suit and retains counsel within ten (10) days of receipt of the notice of the claim.  If the Fund assumes the defense of any such suit and retain counsel, the Foreside Indemnitee(s) shall bear the fees and expenses of any additional counsel that they retain.  If the Fund does not assume the defense of any such suit, or if the Foreside Indemnitee(s) does not approve of counsel chosen by the Fund or has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Fund, the Fund will reimburse any Foreside Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that person retains.  A Foreside Indemnitee shall not settle or confess any claim without the prior written consent of the Fund, which consent shall not be unreasonably withheld or delayed.

(c)           Notwithstanding anything in this Agreement to the contrary, the Fund shall not be responsible for, and Foreside will indemnify, defend, and hold the Fund and its officers and directors (collectively, the “Fund Indemnitees”), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) that any Fund Indemnitee may incur, under the Act, the 1940 Act, the 1934 Act or under common law or otherwise, but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon (collectively, “Fund Claims”):

(i)           any material action (or omission to act) of Foreside or its agents taken in connection with this Agreement; provided that such action (or omission to act) is the result of willful misfeasance, gross negligence or reckless disregard by Foreside of its duties and obligations under this Agreement;

(ii)           any untrue or alleged untrue statement of a material fact contained in the Offering Memorandum or Related Offering Materials or any omission or alleged omission to state a material fact required to be stated in the Offering Memorandum or Related Offering Materials or necessary to make the statements in any the Offering Memorandum or Related Offering Materials not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of Foreside in connection with the preparation of the Offering Memorandum or Related Offering Materials; or

(iii)           any material breach of the agreements, representations, warranties and covenants by Foreside in this Agreement.

(d)           Foreside may assume the defense of any suit brought to enforce any Fund Claim and may retain counsel of good standing chosen by Foreside and approved by the relevant Fund Indemnitee(s), which approval shall not be withheld unreasonably.  Foreside shall advise the Fund Indemnitee(s) that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim.  If Foreside assumes the defense of any such suit and retains counsel, the Fund Indemnitee(s) shall bear the fees and expenses of any additional counsel that they retain.  If Foreside does not assume the defense of any such suit, or if the Fund Indemnitee(s) does not approve of counsel chosen by Foreside or has been advised that it may have available defenses or claims that are not available to or conflict with those available to Foreside, Foreside will reimburse any Fund Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that person retains.  A Fund Indemnitee shall not settle or confess any claim without the prior written consent of Foreside, which consent shall not be unreasonably withheld or delayed.

(e)           Each party’s obligations to provide indemnification under this Section are conditioned upon that party receiving notice of any action brought against a Foreside Indemnitee or Fund Indemnitee, respectively, by the person against whom such action is brought within twenty (20) business days after the summons or other first legal process is served.  Such notice shall refer to the person or persons against whom the action is brought.  The failure to provide such notice shall not relieve the party entitled to such notice of any liability that it may have to any Foreside Indemnitee or Fund Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

(f)           The provisions of this Section and the parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Foreside Indemnitee or Fund Indemnitee and shall survive the sale and redemption of any Units made pursuant to subscriptions obtained by Foreside and the termination of this Agreement.  The indemnification provisions of this Section will inure exclusively to the benefit of each person that may be a Foreside Indemnitee or Fund Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

(g)           Each party agrees promptly to notify the other party of the commencement of any litigation or proceeding of which it becomes aware arising out of or in any way connected with the issuance or sale of Units.

(h)           Nothing contained herein shall require the Fund to take any action contrary to any provision of its Offering Memorandum or any applicable statute or regulation or shall require Foreside to take any action contrary to any provision of its governing documents or any applicable statute or regulation; provided, however, that neither the Fund nor Foreside may amend the Offering Memorandum or Related Offering Materials or their respective governing documents in any manner that would result in a violation of a representation or warranty made in this Agreement.

(i)           No party hereto shall be liable for any consequential, special or indirect losses or damages suffered by another party hereto, whether or not the likelihood of such losses or damages was known by the party.

SECTION 11.	COMPENSATION AND EXPENSES

(a)           The Fund acknowledges that Foreside will enter into a separate services agreement with the Investment Adviser pursuant to which the Investment Adviser will compensate Foreside and reimburse certain expenses of Foreside in consideration of services provided by Foreside to the Investment Adviser with respect to the Fund.

(b)           Foreside may receive a placement fee from the Fund in connection with the sale of Units by Financial Intermediaries, which fee shall be paid to such Financial Intermediaries pursuant to a Sub-Placement Agent Agreement entered into by and between Foreside and each Financial Intermediary.

(c)           The Fund will pay, or will cause to be paid, all costs and expenses relating to (i) the preparation and photocopying or printing of its Offering Memorandum, and all amendments and supplements thereto, and Related Offering Materials; (ii) the exemption from registration or qualification of Units for offer and sale under Regulation D and under all relevant Blue Sky Laws; (iii) the furnishing to Foreside of copies of the Fund’s Offering Memorandum and all amendments or supplements thereto and of Related Offering Materials and other documents reasonably requested by Foreside, in such quantities as may be reasonably requested by Foreside, including costs of shipping and mailing; (iv) fees and disbursements of counsel to the Fund in connection with the organization and maintenance of the Fund and the transactions contemplated by this Agreement; and (v) all other expenses of the Fund which are not the express obligations of Foreside as set forth in this Agreement.

(d)           As between Foreside and the Fund, Foreside shall pay all expenses relating to its broker-dealer qualification.

SECTION 12.	MISCELLANEOUS

(a)           No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties hereto.

(b)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without giving effect to the conflicts of laws, principles and rules thereof.

(c)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(d)           The liability and obligation of the Fund under or in connection with this Agreement is several (and not joint), whether or not so stated elsewhere.

(e)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.  This Agreement shall be construed as if drafted jointly by all parties and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g)           Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)           Material Notices.  Notices to the Fund relating to termination of the Agreement, breaches of contractual duties, initiation of legal proceedings, complaints in relation to services provided hereunder or any other material notices under the Agreement, other than notices given in the ordinary course of business (a “Material Notice”), must be given in writing (either by way of facsimile or registered mail). A notice sent by facsimile shall be deemed to have been served at the close of business on the day upon which the other party confirms receipt .  A notice sent by registered mail shall be deemed to have been served at the close of business on the day upon which it is delivered. Material Notices shall be sent as follows, or to such other address as the parties may agree from time to time:

If to Foreside:

Foreside Fund Services, LLC
Three Canal Plaza, Suite 100
Portland, Maine 04101
Attn:  Counsel
Fax:  (207) 553-7151

If to the Fund:

Partners Group Private Equity (TEI), LLC
c/o Partners Group (USA) Inc.
450 Lexington Avenue, 39th floor
New York, NY 10017
Attention:  Executive Office
Re: Material Notice, Partners Group Private Equity (TEI), LLC
Facsimile: (212) 763 4701
Telephone: (212) 763 4700

with a copy to:

Partners Group AG
Zugerstrasse 57
CH-6341 Baar-Zug, Switzerland
Attention:  Executive Office
Re: Material Notice, Partners Group Private Equity (TEI), LLC
Facsimile: +41 41 768 85 58
Telephone: +41 41 768 85 85

(i)           Ordinary Notices.

(i)           As to the Fund, notices, requests, instructions and other writings given in the ordinary course of business may be delivered to 450 Lexington Avenue, 39th Floor, New York, NY 10017, Attn: Chief Compliance Officer, postage prepaid, or to such other address as the Fund may have designated to the Placement Agent in writing, shall be deemed to have been properly delivered or given to the Fund.

(ii)           As to the Placement Agent, notices, requests, instructions and other writings given in the ordinary course of business may be delivered to Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn: Chief Compliance Officer, Fax: (207) 553-7151, postage prepaid, or to such other addresses as the Placement Agent may have designated to the Fund in writing, shall be deemed to have been properly delivered or given to the Placement Agent hereunder.

(j)           Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability.

(k)           Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by either party without the written consent of the other parties.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(l)           No party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, acts of terrorism, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

[Balance of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

PARTNERS GROUP PRIVATE EQUITY (TEI), LLC

By:  ______________________________
Name:
Title:

By:  ______________________________
Name:
Title:

FORESIDE FUND SERVICES, LLC

By:  ______________________________
Richard J. Berthy
Vice President